Exhibit 99.1

Pier 1 Imports, Inc. Reports Second Quarter Fiscal Year 2016 Financial Results

Revises Fiscal Year 2016 Financial Guidance

Declares Quarterly Cash Dividend

FORT WORTH, Texas--(BUSINESS WIRE)--September 24, 2015--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the second quarter ended August 29, 2015.

Second Quarter Fiscal 2016 Key Metrics

  Total sales increased 2.7% (4.0% on a constant currency basis) to $430.0 million, compared to $418.6 million in the second quarter of fiscal 2015. Company comparable sales increased 2.5% (3.8% on a constant currency basis);
  Gross profit decreased to $149.5 million, from $162.6 million during the same period a year ago. Gross profit as a percentage of sales was 34.8%, compared to 38.9% in the second quarter of last year. The year-over-year decline is primarily attributable to actions taken to reduce elevated inventory levels;
  Selling, general and administrative expenses decreased 4.8% to $128.4 million, compared to $134.8 million in the second quarter of fiscal 2015;
  Net income of $3.2 million; fully diluted earnings per share of $0.04; and
  Ending inventories of $533.6 million, an increase of 3.9% compared to inventories of $513.8 million in the year ago period.

“We are disappointed with our second quarter sales and earnings results,” said Alex W. Smith, President and CEO. “Top line growth was below our expectations, with Company comparable sales up 3.8% on a constant currency basis. During the period, our margins were impacted by increased promotional and clearance activity, as well as inventory related issues within our distribution center network. We’ve made progress toward bringing inventories in line and remain on track to end fiscal 2016 with year-over-year levels down meaningfully. However, operating with elevated inventories has been a challenge. As such, and considering our second quarter sales trend, we are tempering our expectations for the balance of the year.”

“Despite the difficulties we are experiencing, we have continued to make progress in many areas of the business that underscore the strength of our omni-channel strategy. E-Commerce sales continued to demonstrate strong growth, representing 17% of total sales in the second quarter, up from 10% last year. As we approach the second half of fiscal 2016 and upcoming holiday season, we have a strong mix of marketing and customer engagement strategies – combined with fresh seasonal assortments – designed to drive brand traffic. Looking further ahead, we are focused on returning to a healthy inventory position and continuing to execute our operating strategies, which we expect will position the business to deliver profit growth in fiscal 2017.”

Second Quarter Fiscal 2016 Results of Operations

For the second quarter ended August 29, 2015, the Company reported net income of $3.2 million, or $0.04 per share, compared to last year’s second quarter net income of $9.2 million, or $0.10 per share. Total sales for the second quarter increased 2.7% (4.0% on a constant currency basis after adjusting for a 130 basis point impact attributable to the year-over-year decline in the value of the Canadian Dollar, relative to the U.S. Dollar) to $430.0 million, compared to $418.6 million in the same period last year. Company comparable sales increased 2.5% (3.8% on a constant currency basis).

Merchandise margin (the result of adding back delivery and fulfillment net costs and store occupancy costs to gross profit) in the second quarter totaled $234.8 million, or 54.6% of total sales, compared to $244.5 million, or 58.4% of total sales in the second quarter of fiscal 2015. The year-over-year decline is attributable to inventory related inefficiencies within the Company’s distribution center network, as well as promotional markdowns and clearance activity to reduce inventory levels. Gross profit in the second quarter totaled $149.5 million, or 34.8% of total sales, compared to $162.6 million, or 38.9% of total sales in the second quarter of fiscal 2015. For the three months ended August 29, 2015, contribution from operations (gross profit less compensation for operations and operational expenses) totaled $68.5 million, compared to $81.0 million during the same period last year.

Fiscal 2016 second quarter selling, general and administrative (“SG&A”) expenses were $128.4 million, or 29.9% of total sales, compared to $134.8 million, or 32.2% of total sales in the year ago period. The following table details the breakdown of selling, general and administrative expenses for the second quarter of fiscal 2016 as compared to the same period last year (in millions).

	Three Months Ended
	August 29, 2015		August 30, 2014
	Expense	% of Sales	Expense	% of Sales

Compensation for operations	$63.3	14.7%	$65.2	15.6%
Operational expenses	17.7	4.1%	16.4	3.9%
Marketing	16.7	3.9%	21.7	5.2%
Other selling, general and administrative	30.7	7.2%	31.5	7.5%

Total selling, general and administrative	$128.4	29.9%	$134.8	32.2%

Second quarter EBITDA (earnings before interest, taxes, depreciation and amortization) was $20.9 million, compared to $28.1 million in the second quarter of last year. Operating income for the second quarter was $8.4 million compared to $16.5 million in the second quarter of fiscal 2015.

Year-to-Date Results of Operations

Total sales for the six months ended August 29, 2015, were $862.0 million, an increase of 2.9% from the same period last year (3.9% on a constant currency basis). Company comparable sales increased 2.2% year-to-date in fiscal 2016 (3.3% on a constant currency basis). For the same period, e-Commerce represented 17% of sales, compared to 9% for the six months ended August 30, 2014.

Merchandise margin for the six months ended August 29, 2015, totaled $482.8 million, or 56.0% of total sales, compared to $491.0 million, or 58.6% of total sales for the same period last year. Gross profit totaled $314.2 million, or 36.5% of total sales, compared to $330.4 million, or 39.4% of total sales for the six months ended August 30, 2014.

For the six-month period ended August 29, 2015, contribution from operations totaled $153.3 million, compared to $172.4 million during the same period last year.

Selling, general and administrative expenses for the six months ended August 29, 2015, were $267.1 million, or 31.0% of total sales, compared to $266.3 million, or 31.8% of total sales a year ago. The following table details the breakdown of selling, general and administrative expenses for the six months ended August 29, 2015, as compared to the same period last year (in millions).

	Six Months Ended
	August 29, 2015		August 30, 2014
	Expense	% of Sales	Expense	% of Sales

Compensation for operations	$127.7	14.8%	$127.3	15.2%
Operational expenses	33.2	3.9%	30.7	3.7%
Marketing	39.1	4.5%	43.7	5.2%
Other selling, general and administrative	67.1	7.8%	64.6	7.7%

Total selling, general and administrative	$267.1	31.0%	$266.3	31.8%

EBITDA for the six months ended August 29, 2015, totaled $47.0 million, compared to $64.5 million in the year ago period. Operating income for the period was $21.9 million, compared to $42.4 million for the six months ended August 30, 2014.

Real Estate Optimization Initiative

During the second quarter of fiscal 2016, the Company closed 16 stores and opened six – four of which were relocations – ending the period with 1,053 stores. The Company expects to end fiscal 2016 with approximately 30 net store closures.

Store Statistics

	Store Count
Fiscal Period	Start	Openings	Closures	End	Relocations (1)

Three Months Ended May 30, 2015	1,065	8	(10)	1,063	6
Three Months Ended August 29, 2015	1,063	6	(16)	1,053	4

Fiscal 2016 Year-to-Date:	1,065	14	(26)	1,053	10

Three Months Ended May 31, 2014	1,072	9	(14)	1,067	3
Three Months Ended August 30, 2014	1,067	8	(2)	1,073	2

Fiscal 2015 Year-to-Date:	1,072	17	(16)	1,073	5

(1) Relocations are noted only in the period in which the new store opens.

Balance Sheet Highlights and Share Repurchase Program

As of August 29, 2015, the Company had $41.1 million of cash and cash equivalents, $198.0 million outstanding under its term loan, and $60.0 million in cash borrowings under its $350 million revolving line of credit. For the six months ended August 29, 2015, cash used in operating activities was $38.2 million below the prior year period. Inventories at the end of the second quarter totaled $533.6 million, compared to $513.8 million at the end of the second quarter of fiscal 2015. The Company expects third quarter fiscal 2016 ending inventories to be down on a year-over-year basis. Capital expenditures totaled $16.7 million in the second quarter of fiscal 2016 and were used primarily for infrastructure and technology development in support of ‘1 Pier 1’ and new store openings.

During the second quarter ended August 29, 2015, the Company repurchased a total of approximately 2.7 million shares of its common stock under its April 2014 share repurchase program for $32.4 million. Year-to-date through the second quarter, the Company has repurchased approximately 4.0 million shares of its common stock at a cost of $50.0 million. Of the Company’s $200 million share repurchase program announced in April 2014, $72.2 million remains available for repurchases.

Fiscal 2016 Full-Year and Third Quarter Financial Guidance

Jeffrey N. Boyer, Executive Vice President and CFO, stated, “We are continuing to work through the near-term issues stemming from our elevated inventory levels and have adopted a more cautious and deliberate view of the business based on our first half trends. At the same time, we are pursuing a number of avenues to drive additional process improvements and further reduce expenses.”

“We see significant opportunities to expand the profitability of the Company’s omni-channel model in the coming years,” continued Boyer. “Pier 1 Imports has strong brand equity, an attractive market position, a powerful omni-channel model and a team of highly talented and engaged associates. Looking ahead to fiscal 2017, we expect to expand margins and leverage SG&A expenses, which should allow us to improve EBITDA and earnings per share.”

The Company provided the following updated financial guidance for full-year fiscal 2016:

  Low single-digit Company comparable sales growth, which includes e-Commerce;
  Merchandise margin, as a percentage of sales, of approximately 55.5% to 56%;
  Selling, general and administrative expenses, as a percentage of sales, leveraging approximately 100 basis points;
  EBITDA margins of approximately 7.5% to 8%;
  Depreciation of approximately $52 million;
  Operating income, as a percentage of sales, of approximately 5% to 5.5%;
  Earnings per share in the range of $0.56 to $0.64, utilizing a fully diluted share count of approximately 87 million shares; and
  Capital expenditures of approximately $60 million.

The Company provided the following guidance for the third quarter of fiscal 2016:

  Company comparable sales growth, which includes e-Commerce, in the low-single digits; and
  Earnings per share in the range of $0.10 to $0.14, utilizing a fully diluted share count of approximately 86 million shares.

Declaration of Quarterly Cash Dividend

The Company announced that its Board of Directors declared a $0.07 per share quarterly cash dividend on the Company’s outstanding shares of common stock. The $0.07 quarterly cash dividend will be paid on November 4, 2015, to shareholders of record on October 21, 2015. As of September 23, 2015, approximately 87.1 million shares of the Company’s common stock were outstanding.

Second Quarter Results Conference Call

The Company will host a conference call to discuss second quarter fiscal 2016 financial results at 3:30 p.m. Central Time today. Investors will be able to connect to the call through the Company’s website at Pier1.com. The conference call can be accessed by selecting “About” on the homepage and linking through the “Investor Relations” page to the “Events” page, or dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 88750371.

A replay will be available after 6:30 p.m. Central Time today for a 24-hour period and the replay can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 88750371.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release references non-GAAP financial measures including merchandise margin, contribution from operations, EBITDA and constant currency.

The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare results in a more consistent manner for the three- and six-month periods ended August 29, 2015 and August 30, 2014. Non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented.

Merchandise margin represents the result of adding back delivery and fulfillment net costs and store occupancy costs to gross profit. Contribution from operations represents gross profit, less compensation for operations (which includes store and customer service payroll) and operational expenses. EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes merchandise margin, contribution from operations and EBITDA are meaningful indicators of the Company’s performance which provide useful information to investors regarding its financial condition and results of operations. Management uses merchandise margin, contribution from operations and EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. These non-GAAP financial measures should not be considered in isolation or used as an alternative to GAAP financial measures and do not purport to be an alternative to net income or gross profit as a measure of operating performance. A reconciliation of net income to EBITDA to contribution from operations to merchandise margin is shown below for the periods indicated (in millions).

		Three Months Ended				Six Months Ended
		August 29, 2015		August 30, 2014		August 29, 2015		August 30, 2014
		$ Amount	% of Sales	$ Amount	% of Sales	$ Amount	% of Sales	$ Amount	% of Sales

Merchandise margin (non-GAAP)		$234.8	54.6%	$244.5	58.4%	$482.8	56.0%	$491.0	58.6%

Less:	Delivery and fulfillment net costs	9.6	2.2%	6.8	1.6%	18.4	2.1%	12.0	1.4%
	Store occupancy costs	75.6	17.6%	75.1	17.9%	150.2	17.4%	148.6	17.8%

Gross profit (GAAP)		149.5	34.8%	162.6	38.9%	314.2	36.5%	330.4	39.4%

Less:	Compensation for operations	63.3	14.7%	65.2	15.6%	127.7	14.8%	127.3	15.2%
	Operational expenses	17.7	4.1%	16.4	3.9%	33.2	3.9%	30.7	3.7%

Contribution from operations (non-GAAP)		68.5	15.9%	81.0	19.4%	153.3	17.8%	172.4	20.6%

Less:	Other nonoperating (income)/expense	0.2	0.1%	(0.3)	(0.1%)	0.1	0.0%	(0.5)	(0.1%)
	Marketing and other SG&A	47.4	11.1%	53.2	12.7%	106.2	12.3%	108.3	12.9%

EBITDA (non-GAAP)		20.9	4.9%	28.1	6.7%	47.0	5.5%	64.5	7.7%

Less:	Income tax provision	2.0	0.5%	5.6	1.3%	6.0	0.7%	14.6	1.7%
	Interest expense, net	3.0	0.7%	2.1	0.5%	5.9	0.7%	4.0	0.5%
	Depreciation and amortization	12.8	2.9%	11.3	2.8%	25.1	3.0%	21.7	2.5%

Net income (GAAP)		$3.2	0.7%	$9.2	2.2%	$10.0	1.2%	$24.2	2.9%

This press release also references total sales and company comparable sales on a constant currency basis, which is calculated by translating the current and prior periods into comparable amounts using the same foreign exchange rate. Management believes these non-GAAP financial measures are useful when comparing sales results between periods when foreign exchange rates are volatile.

This press release may be deemed to include forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to, consumer spending patterns, inventory levels and values, the Company’s ability to implement planned cost control measures, expected benefits from the real estate optimization initiative, including cost savings and increases in efficiency, and changes in foreign currency values relative to the U.S. Dollar. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	August 29,	% of	August 30,	% of
	2015	Sales	2014	Sales

Net sales	$429,956	100.0%	$418,622	100.0%

Cost of sales	280,438	65.2%	255,985	61.1%

Gross profit	149,518	34.8%	162,637	38.9%

Selling, general and administrative expenses	128,379	29.9%	134,817	32.2%
Depreciation and amortization	12,754	2.9%	11,291	2.8%

Operating income	8,385	2.0%	16,529	3.9%

Nonoperating (income) and expenses:
Interest, investment income and other	106		(362)
Interest expense	3,091		2,161
	3,197	0.8%	1,799	0.4%

Income before income taxes	5,188	1.2%	14,730	3.5%
Income tax provision	2,022	0.5%	5,572	1.3%

Net income	$3,166	0.7%	$9,158	2.2%

Earnings per share:
Basic	$0.04		$0.10

Diluted	$0.04		$0.10

Dividends declared per share:	$0.07		$0.06

Average shares outstanding during period:
Basic	86,038		91,503

Diluted	86,717		92,531

Pier 1 Imports, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Six Months Ended
	August 29,	% of	August 30,	% of
	2015	Sales	2014	Sales

Net sales	$861,960	100.0%	$837,681	100.0%

Cost of sales	547,765	63.5%	507,330	60.6%

Gross profit	314,195	36.5%	330,351	39.4%

Selling, general and administrative expenses	267,104	31.0%	266,283	31.8%
Depreciation and amortization	25,148	3.0%	21,709	2.5%

Operating income	21,943	2.5%	42,359	5.1%

Nonoperating (income) and expenses:
Interest, investment income and other	(173)		(637)
Interest expense	6,099		4,162
	5,926	0.6%	3,525	0.5%

Income before income taxes	16,017	1.9%	38,834	4.6%
Income tax provision	5,977	0.7%	14,621	1.7%

Net income	$10,040	1.2%	$24,213	2.9%

Earnings per share:
Basic	$0.12		$0.26

Diluted	$0.11		$0.26

Dividends declared per share:	$0.14		$0.12

Average shares outstanding during period:
Basic	87,167		93,080

Diluted	87,869		94,228

Pier 1 Imports, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	August 29,	February 28,	August 30,
	2015	2015	2014
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $36,979, $69,572 and $38,227, respectively	$41,114	$100,064	$42,584
Accounts receivable, net	25,583	29,405	24,526
Inventories	533,614	478,843	513,752
Prepaid expenses and other current assets	35,936	45,851	54,557
Total current assets	636,247	654,163	635,419

Properties, net of accumulated depreciation
of $463,835, $446,237 and $437,883, respectively	212,048	214,048	203,104
Other noncurrent assets	41,931	41,993	46,786
	$890,226	$910,204	$885,309

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$89,707	$102,762	$115,820
Gift cards and other deferred revenue	60,356	63,002	57,746
Borrowings under revolving line of credit	60,000	-	-
Accrued income taxes payable	995	13,505	1,642
Current portion of long-term debt	2,000	2,000	2,000
Other accrued liabilities	105,021	107,544	98,634
Total current liabilities	318,079	288,813	275,842

Long-term debt	203,892	204,746	205,599
Other noncurrent liabilities	80,028	79,378	77,070

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	206,823	222,438	220,132
Retained earnings	711,460	713,575	673,267
Cumulative other comprehensive loss	(11,367)	(9,985)	(4,604)
Less -- 38,185,000, 35,320,000 and 33,218,000
common shares in treasury, at cost, respectively	(618,814)	(588,886)	(562,122)
	288,227	337,267	326,798
	$890,226	$910,204	$885,309

Pier 1 Imports, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	August 29,	August 30,
	2015	2014

Cash flows from operating activities:
Net income	$10,040	$24,213
Adjustments to reconcile to net cash used in
operating activities:
Depreciation and amortization	27,495	22,922
Stock-based compensation expense	3,405	5,500
Deferred compensation, net	2,909	2,973
Deferred income taxes	27	958
Excess tax benefit from stock-based awards	(558)	(1,962)
Amortization of deferred gains	(1,370)	(1,787)
Other	311	944
Changes in cash from:
Inventories	(54,771)	(136,102)
Prepaid expenses and other assets	13,668	(9,135)
Accounts payable and other liabilities	(21,037)	31,991
Accrued income taxes payable, net of payments	(12,465)	(11,084)
Net cash used in operating activities	(32,346)	(70,569)

Cash flows from investing activities:
Capital expenditures	(26,065)	(42,570)
Proceeds from disposition of properties	16	36
Proceeds from sale of restricted investments	8,615	1,037
Purchase of restricted investments	(8,177)	(1,791)
Net cash used in investing activities	(25,611)	(43,288)

Cash flows from financing activities:
Cash dividends	(12,155)	(10,986)
Purchases of treasury stock	(50,000)	(155,375)
Proceeds from stock options exercised,
stock purchase plan and other, net	1,604	(271)
Excess tax benefit from stock-based awards	558	1,962
Issuance of long-term debt, net of discount	-	198,000
Repayments of long-term debt	(1,000)	-
Debt issuance costs	-	(3,584)
Borrowings under revolving line of credit	63,000	-
Repayments of borrowings under revolving line of credit	(3,000)	-
Net cash (used in) provided by financing activities	(993)	29,746

Change in cash and cash equivalents	(58,950)	(84,111)

Cash and cash equivalents at beginning of period	100,064	126,695

Cash and cash equivalents at end of period	$41,114	$42,584

CONTACT:
Pier 1 Imports, Inc.
Investor Relations
Bryan Hanley, 817-252-6083